Exhibit 99.1

March 2, 2017

Avangrid, Inc.

157 Church Street

New Haven, Connecticut 06506

Ladies and Gentlemen:

In accordance with the notification to the Securities and Exchange Commission (the “Commission”) on Form 12b-25 of the inability of Avangrid, Inc. (“Avangrid”) to timely file its annual report on Form 10-K for the year ended December 31, 2016, the factors described in the succeeding paragraph make impractical the submission of our report as of a date which will permit timely filing of your 2016 annual report to the Commission.

This delay is a result of not receiving complete documentation, specifically as it relates to the income tax accounts, with sufficient time to perform the necessary procedures to form our opinions on the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours,

/s/ Ernst & Young LLP